Ex-99.2 a)

MELLON MORTGAGE                                             1900 St. James Place

                                                            Suite 400

                                                            Houston, TX  77056



January 22, 1999



                              MANAGEMENT ASSERTION
                      (RESIDENTIAL MORTGAGE LOAN SERVICING)



As of and for the year ended December 31, 1998, Mellon Mortgage Company has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's (MBA) UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS, except for minimum servicing standard
I.1. related to ensuring that all custodial and clearing accounts are reconciled on a monthly basis and that reconciling items are cleared in a timely manner in the Denver Servicing Center. As of and for this same period, Mellon Mortgage Company had in effect a fidelity bond in the amount of $300,000,000 and errors and omissions policy in the amount of $35,000,000 and did not receive a notice from its insurer (Aetna) that the insurer has taken or intends to take action to cancel, reduce, not renew, or restrictively modify the fidelity or mortgagee's E&O policies for any reason.



Sincerely,

/s/ Paul Holmes            /s/ Michael J. Kula       /s/ Steven G. Froseth
----------------------     ---------------------     ------------------------
Paul Holmes                Michael J. Kula           Steven G. Froseth
President & CEO            Chief Operating Officer   Chief Financial Officer